Exhibit 99.1
BOOKHAM ENTERS INTO AGREEMENT TO ACQUIRE VSCEL TECHNOLOGY
LEADER AVALON PHOTONICS
San Jose, Calif., – March 2, 2006 – Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, announced today that it has signed an agreement to acquire Avalon Photonics, a supplier of single-mode and multi-mode Vertical Cavity Surface Emitting Lasers (VCSEL) chips, arrays and subassemblies for sensing and datacom applications based in Zurich. As consideration, Bookham will exchange approximately 765,000 shares of Bookham common stock valued at approximately $5.5 million on signing, and a potential additional 348,000 share earn-out based upon Avalon achieving certain revenue and production performance criteria over a two-year period. The transaction, which is expected to close in March subject to customary closing conditions, should not have a material effect on Bookham’s results for the quarter ending March 31, 2006.
“The acquisition of Avalon strengthens Bookham’s product portfolio by adding a new chip technology – VCSELs – to our already broad chip-design. This technology will extend our product offerings in the datacom and sensing markets, areas we believe offer good growth opportunities,” said Dr. Giorgio Anania, president and CEO of Bookham Inc. “Over the next several months we will transfer Avalon’s manufacturing to the current Bookham facility, which should result in an improved utilization rate for this facility. In addition, we expect to leverage the newly combined manufacturing and technical strengths of both companies as we continue to expand our product base for the datacom and sensing markets.”
Avalon Photonics produces VCSELs for the datacom, sensing, and measurement markets. The Company’s patent-protected, single-spatial-mode VCSELs offer unsurpassed specifications required for many sensing and measurement applications and the latest generation of 4GB transceivers.
About Bookham, Inc.
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., and Onetta, Inc. The company has manufacturing facilities in the UK, US, Canada, China and Switzerland; and offices in the US, UK, Canada, France and Italy and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com
About Avalon Photonics
Avalon Photonics produces VCSELs for datacom, sensing, and measurement markets. These devices enable volume applications due to their high performance, lower power consumption, and reduced costs. Avalon also produces patent-protected, single-spatial-mode VCSELs with specifications required for many sensing and measurement applications. Avalon’s ISO 9001 production line achieves high quality, high uniformity, and telecom-grade reliability devices. Avalon’s world-leading development team can also tailor VCSEL products to specific OEM applications, such as special wavelengths, or 1D or 2D arrays. More information on Avalon Photonics is available at http://www.avap.ch
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including the timing of the closing, if any, and the expected benefits of the transaction. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent quarterly report on Form 10-Q. These include continued demand for optical components, transfer of test and assembly operations to China, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.
Contact Info:
Jim Fanucchi
Summit IR Group Inc.
+1 408 404 5400
ir@bookham.com
Bookham, Inc.
Steve Abely
Chief Financial Officer
+1 408 919 1500